Exhibit l(c)

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF TRUST

OF

BLACKROCK REAL INVESTMENT FUND

This Certificate of Amendment to the Certificate of Trust is being executed as of March 27, 2007 for the purpose of amending the Certificate of Trust filed with the Office of the Secretary of State of the State of Delaware (the “State Office”) on January 7, 2004 pursuant to the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq. (the “Act”).

The undersigned hereby certifies as follows:

1.	The name of the statutory trust is BlackRock Real Investment Fund (the “Statutory Trust”).

2.	The name of the Statutory Trust is hereby changed to BlackRock Commodity Strategies Fund.

3.	This Certificate of Amendment to the Certificate of Trust of the Statutory Trust shall become effective upon filing with the State Office.

IN WITNESS WHEREOF, the undersigned, being a trustee of the Statutory Trust, has duly executed this Certificate of Amendment as of the day and year first above written.

TRUSTEE:

Name: Robert C. Doll, Jr.